Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Jason Lilly, Vice President of International Business

                      517.367.0492 ext. 4456, jlilly@neogen.com

NEOGEN Acquires Delf (UK) Ltd.

LANSING, Mich., December 1, 2021 — NEOGEN Corporation (NASDAQ: NEOG) announced today that it has acquired Delf (UK) Ltd., a United Kingdom-based manufacturer and supplier of animal hygiene and industrial cleaning products.

Since Delf’s founding in 1928, the company has grown from one of the main soap manufacturers in Liverpool to offer a wide range of animal hygiene and specialty chemicals products. Delf is a select member of the Iodine Registration Group (IRG), allowing it to supply Article 95 PVP-iodine and iodine-based biocidal products into the UK and European Union animal hygiene markets.

“We are very pleased to have Delf join NEOGEN,” said Jason Lilly, NEOGEN’s Vice President of International Business. “We believe that Delf’s more than 40 years of experience in the UK dairy hygiene market will be of great benefit for NEOGEN as we look to expand our offerings of performance dairy chemicals. Delf’s products blend synergistically with our Quat-Chem disinfectant and cleaner offerings, enhancing our portfolio and helping to keep people and animals around the world safe and healthy.”

“Joining NEOGEN is an exciting opportunity for us,” says Chris Jones, Managing Director at Delf (UK). “Over the years, we have put a lot of effort into our range of specialty chemicals and dairy hygiene products, and we are excited to see how those offerings continue to grow with the expertise and backing of the NEOGEN team.”

Terms of the agreement were not disclosed.

NEOGEN Corporation develops and markets comprehensive solutions dedicated to food and animal safety. The company’s Food Safety segment markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases, and sanitation concerns. NEOGEN’s Animal Safety segment is a leader in the development of genomic solutions along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care, and disinfectants, as well as rodent and insect control solutions.

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